Exhibit 99.1

PRESS RELEASE

9 Meters Biopharma Announces Successful Pre-IND Meeting with FDA
Regarding its GIP Antagonist NM-136 for Obesity

RALEIGH, NC / ACCESSWIRE / April 5, 2023 / 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today announced receipt of a written response from the U.S. Food and Drug Administration (FDA) on the request for a Type B pre-IND (Investigational New Drug) meeting on the planned pre-clinical development of NM-136 for the treatment of obesity. Based on the response, the Company currently plans to submit an IND to the FDA for this indication in the second half of 2023 based on the completion of the preclinical program. An approved IND is a prerequisite for conducting Phase 1 clinical studies of NM-136 in the U.S.

Completion of this interaction with the FDA represents an important milestone and provides greater regulatory clarity and direction on the data needed to support an IND submission including input on the nonclinical plans and a proposed design of the Phase 1 study.

“We are pleased with the feedback from FDA regarding our plans to support an IND submission for NM-136,” said John Temperato, President and Chief Executive Officer of 9 Meters. “Receipt of a written response provides us with the information needed to finalize our plans to support an IND for this promising product, the timing of which will be dependent upon our financial position going forward. We believe NM-136 provides a novel approach to treating obesity, an important health concern that affects over 40% of the U.S. population, and we look forward to potentially filing our IND and subsequently progressing this program into the clinic as early as late this year.”

NM-136 is a novel humanized monoclonal antibody antagonist targeting glucose-dependent insulinotropic polypeptide (GIP). The Company believes NM-136 is a first-in-class humanized monoclonal antibody specifically targeting and binding GIP in the systemic circulation. GIP plays a critical role in promoting nutrient uptake and storage and has been shown to promote fat accumulation in humans. Pre-clinical data has demonstrated that anti-GIP monoclonal antibodies can effectively produce weight loss in obese mice without affecting food consumption.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. 9 Meters is developing vurolenatide, a proprietary long-acting GLP-1 agonist in Phase 3 development for short bowel syndrome as well as near clinical-stage assets including NM-136 for obesity disorders.

PRESS RELEASE

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Forward-Looking Statements

This press release includes forward-looking statements based upon 9 Meters’ current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: our need to raise additional capital to fund our operations for at least the next 12 months as a going concern and to advance our product candidates and preclinical programs, including in light of current stock market conditions; risks related to our ability to successfully implement our strategic plans, including reliance on our lead product candidates; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; intellectual property risks; risks related to delays in enrollment in and timing of clinical trials; reliance on collaborators; reliance on research and development partners; and risks related to cybersecurity and data privacy. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled “Risk Factors” in 9 Meters’ Annual Report on Form 10-K for the year ended December 31, 2022, as amended or supplemented by our Quarterly Reports on Form 10-Q and in other filings that 9 Meters has made and future filings 9 Meters will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. 9 Meters expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Corporate and Media Contact
Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Source: 9 Meters Biopharma, Inc.